Exhibit 99.1

FOR IMMEDIATE RELEASE

Media & Investor Relations:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Reports First Quarter 2008 Results

•	Diluted EPS for the Quarter of $0.52, 37% Higher than 1st Quarter 2007

•	28 New Restaurants Opened in the Quarter

•	10.2% Comparable Restaurant Sales Increase for the Quarter

Denver – (Business Wire) – April 23, 2008 – Chipotle Mexican Grill, Inc. (NYSE: CMG and CMG.B) today reported financial results for its first quarter ended March 31, 2008.

Highlights for the first quarter of 2008 as compared to the first quarter of 2007 include:

•	Revenue increased 29.3% to $305.3 million

•	Comparable restaurant sales increased 10.2%

•	Restaurant level operating margins increased 50 basis points to 21.2%

•	Income from operations as a percentage of revenue increased 90 basis points to 8.8%

•	Net income increased 38.9% to $17.3 million

•	Diluted earnings per share increased 36.8% to $0.52

“Our commitment to invest in better ingredients, from more sustainable sources, has continued to allow us to serve better tasting food as we pursue our vision to change the way the world thinks about and eats fast food,” said Chipotle Founder, Chairman and CEO Steve Ells. “Our results for the quarter demonstrate that customers continue to be loyal to Chipotle, and that we are able to attract new customers even in this challenging economic environment.”

“By creating a culture that appeals only to the highest performers, we are providing better service and a better restaurant experience for our customers, while also creating greater opportunities for the future leaders of our company,” said Chipotle President and Chief Operating Officer Monty Moran. “In turn, these improvements to our culture also contribute to the strength of our unit economic model and our ability to create value for our shareholders.”

First Quarter 2008 Results

Revenue for the first quarter of 2008 increased 29.3% to $305.3 million from $236.1 million in the first quarter of 2007. This growth in revenue was attributable to new restaurants not in the comparable base and a 10.2% increase in comparable restaurant sales in the first quarter. Comparable restaurant sales growth was primarily due to an increase in customer visits. Chipotle opened 28 restaurants in existing markets during the first quarter of 2008.

Restaurant level operating margins increased to 21.2% in the first quarter of 2008 from 20.7% in the first quarter of 2007, primarily due to menu price increases associated with the addition of naturally raised meats in certain markets and efficiencies in labor.

General and administrative expenses were $21.6 million in the first quarter of 2008, or 7.1% of revenue, compared to $17.0 million in the first quarter of 2007, or 7.2% of revenue. In the first quarter of 2008, general and administrative expenses declined as a percentage of revenue primarily due to the effect of economies of scale from higher restaurant sales.

Income from operations increased to $26.8 million for the first quarter of 2008, compared to $18.6 million in the first quarter of 2007.

The effective tax rate for the quarter was 38.4%, compared to 38.0% in the first quarter of 2007. The first quarter 2008 effective tax rate increased due to the decline in interest rates on tax exempt securities from the first quarter of 2007 partially offset by a lower statutory state tax rate.

Net income for the first quarter of 2008 was $17.3 million, or $0.52 per diluted share, compared to $12.4 million, or $0.38 per diluted share in the first quarter of 2007.

“Given the extremely challenging operating environment, our double digit comparable restaurant sales increase demonstrates the unique bond we have with our customers, and our resulting margin expansion highlights the underlying strength of our restaurant unit economics,” said Jack Hartung, Chief Financial Officer. “We expect to open more restaurants this year than ever before with 130 – 140 openings as well as growing diluted earnings per share, over the long-term, at an average annual rate of at least 25% though we continue to face significant challenges in the near term.”

Outlook

For the full year 2008, management expects the following:

•	Comparable restaurant sales increases in the mid single digit range

•	130-140 new restaurant openings

•	An annual effective tax rate of approximately 38.5%

•	Diluted weighted average common shares outstanding for the year of approximately 33.6 million

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases include company-operated restaurants only and represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for company-operated restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

New markets are defined as markets opened within the calendar year.

Conference Call

Chipotle will host a conference call to discuss first quarter financial results today at 5:00 PM Eastern Time. Hosting the call will be Steve Ells, Founder, Chairman and Chief Executive Officer, Monty Moran, President and Chief Operating Officer, and Jack Hartung, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-888-599-4877 or for international callers by dialing 1-913-312-1520. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 2045751. The replay will be available until April 30, 2008. The call will be webcast live from the Company’s Web site at www.chipotle.com under the investor relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill offers a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates more than 730 restaurants. For more information, visit www.chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements regarding our expectations for food costs and restaurant-level margins, as well as statements under the heading “Outlook” and elsewhere in the release related to our expected comparable restaurant sales increases, our projected earnings per share growth, the number of restaurants we intend to open, our effective tax rate, and our expected number of diluted common shares, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve targeted levels of comparable restaurant sales increases; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; changes in the availability and costs of food; changes in consumer preferences, general economic conditions or consumer discretionary spending; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; risks related to our separation from McDonald’s and our having two classes of publicly-traded common stock; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our Web site at www.chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2008		2007
Revenue:
Restaurant sales	$305,327	100.0%	$235,484	99.7%
Franchise royalties and fees	—	0.0	611	0.3

Total revenue	305,327	100.0	236,095	100.0

Restaurant operating costs:
Food, beverage and packaging	98,894	32.4	74,671	31.6
Labor	81,410	26.7	65,454	27.7
Occupancy	21,833	7.2	17,288	7.3
Other operating costs	38,373	12.6	29,758	12..6
General and administrative expenses	21,560	7.1	17,009	7.2
Depreciation and amortization	12,170	4.0	10,164	4.3
Pre-opening costs	2,831	0.9	1,810	0.8
Loss on disposal of assets	1,463	0.5	1,292	0.5

	278,534	91.2	217,446	92.1

Income from operations	26,793	8.8	18,649	7.9

Interest income	1,343	0.4	1,490	0.6
Interest expense	(74)	—	(75)	—

Income before income taxes	28,062	9.2	20,064	8.5
Provision for income taxes	(10,778)	(3.5)	(7,624)	(3.2)

Net income	$17,284	5.7%	$12,440	5.3%

Earnings per share:
Basic	$0.53		$0.38

Diluted	$0.52		$0.38

Weighted average common shares outstanding:
Basic	32,808		32,558

Diluted	33,330		32,953

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	As of
	March 31, 2008	December 31, 2007
Total current assets	$210,676	$201,844
Total assets	$751,932	$722,115
Total current liabilities	$75,934	$73,301
Total liabilities	$170,651	$160,005
Total shareholders’ equity	$581,281	$562,110

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three months ended March 31,
	2008	2007
Cash provided by operating activities	$48,247	$30,747
Cash used in investing activities	$(12,243)	$(32,670)
Cash provided by (used in) financing activities	$(18)	$7,183

Chipotle Mexican Grill, Inc.

Supplemental Financial Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	Mar. 31, 2007
Number of company-operated restaurants opened	28	37	28	32	28
Franchise acquisitions	—	—	—	4	4
Restaurant relocations or closures	(2)	(1)	—	(1)	—
Number of company-operated restaurants*	730	704	668	640	605
Average restaurant sales	$1,767	$1,734	$1,708	$1,674	$1,631
Comparable restaurant sales increases	10.2%	10.6%	12.4%	11.6%	8.3%

*All restaurants are company-operated as of June 30, 2007. Excludes four restaurants operated by franchisees as of March 31, 2007.